OXIGENE ANNOUNCES REDEMPTION OF WARRANTS

BOSTON,  MA and  Stockholm,  Sweden  --  (December  2,  1999) --  OXiGENE,  Inc.
(NASDAQ: OXGN, SSE: OXGN) today announced the Company will exercise its right to redeem the public warrants, which were due to expire on December 31, 1999.

According to the original Warrant Agreement dated August 26,1993, as amended, the Company can redeem the approximately 841,235 public warrants outstanding, after the Company's common stock, as reported on NASDAQ, has traded at an average trading price of not less than $16.00 per share for ten consecutive trading days. OXiGENE's common stock met the trading requirements for the redemption call from November 17 through December 1, 1999.

Each warrant is convertible to 1.07 of common stock at a price of $14.35 per warrant, or approximately $13.41 per common share of the Company's stock. A Notice to Registered Holders of Warrants has been issued.

OXiGENE is an international biopharmaceutical company developing a diverse portfolio of innovative products to combat cancer and other major diseases. The Company's mission is to develop new therapeutics that will enhance the effectiveness of traditional cancer treatments and to introduce innovative therapies that attack cancer in new ways.

This press release may contain forward-looking statements that involve risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed in this press release, specifically related to the successful redemption of all public warrants. Factors that may cause such a difference include, but are not limited to, those risks and uncertainties included in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission during the past 12 months.